Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
 Arch Management Services Inc.
 Vancouver, British Columbia, Canada

We hereby consent to the incorporation by reference in this Form SB-2 of our report dated December 2, 2004 relating to the financial statements of Arch Management Services, Inc. for the initial period ended November 30, 2004, and to our inclusion as an expert.

December 16, 2004

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas